Exhibit 99.29

        The undersigned, Rijnhard van Tets, hereby consents to being named in the Registration Statement on Form S-4 (File No. 333-137506) filed by NYSE Euronext, Inc. and in the related Prospectuses forming a part thereof, and any amendments thereto (including post-effective amendments), as a person who will become a director of NYSE Euronext, Inc. upon consummation of the combination (as defined therein).

Dated: November 23, 2006
/s/ Rijnhard van Tets Name: Rijnhard van Tets